                                                                EXHIBIT 4.3






                               FIRST PREFERRED MORTGAGE


                             dated as of October 29, 1999


                          GAMBLERS SUPPLY MANAGEMENT COMPANY
                                       as Owner


                                         and


                             ISLE OF CAPRI CASINOS, INC.
                                     as Mortgagee


                     in respect of the United States flag vessel


                                    MISS MARQUETTE
----------------------------------------------------------------------------
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Amount of Mortgage - $16,300,000 together with interest, expenses, and fees

                                 TABLE OF CONTENTS


ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     SECTION 1.1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     SECTION 2.1.   Payment of Indebtedness and Performance by Owner . . . . . . . .3
     SECTION 2.2.   Authority of Owner . . . . . . . . . . . . . . . . . . . . . . .3
     SECTION 2.3.   Ownership and Mortgaging of Vessel . . . . . . . . . . . . . . .4
     SECTION 2.4.   Compliance with Law; Citizenship . . . . . . . . . . . . . . . .4
     SECTION 2.5.   No Power to Create or Permit Liens . . . . . . . . . . . . . . .5
     SECTION 2.6.   Notice of Mortgage . . . . . . . . . . . . . . . . . . . . . . .5
     SECTION 2.7.   Release of Liens . . . . . . . . . . . . . . . . . . . . . . . .5
     SECTION 2.8.   Maintaining the Vessel . . . . . . . . . . . . . . . . . . . . .5
     SECTION 2.9.   Inspection by Mortgagee. . . . . . . . . . . . . . . . . . . . .6
     SECTION 2.10.  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . .6
     SECTION 2.11.  No Sale, Mortgage or Charter . . . . . . . . . . . . . . . . . .7
     SECTION 2.12.  Requisition. . . . . . . . . . . . . . . . . . . . . . . . . . .7
     SECTION 2.13.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .7
     SECTION 2.14.  Mortgagee's Costs. . . . . . . . . . . . . . . . . . . . . . . .7
     SECTION 2.15.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
          SECTION 2.15.1.     Basic Requirements . . . . . . . . . . . . . . . . . .8
          SECTION 2.15.2.     Lapse of Insurance and Liability for Premium . . . . .8
          SECTION 2.15.3.     Loss Payable Clause. . . . . . . . . . . . . . . . . .9
          SECTION 2.15.4.     Compliance with Policy and Pollution Requirements. . 10
          SECTION 2.15.5.     Total Loss . . . . . . . . . . . . . . . . . . . . . 10
          SECTION 2.15.6.     Broker's Report and Policies . . . . . . . . . . . . 10
          SECTION 2.15.7.     Furnishing of Security on Arrest, etc. of Vessel . . 10
          SECTION 2.15.8.     Compromise of Claim. . . . . . . . . . . . . . . . . 11
     SECTION 2.16.  Charter Parties. . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     SECTION 3.1.   Defaults and Effects . . . . . . . . . . . . . . . . . . . . . 11
          SECTION 3.1.1. Events of Default and Related Remedies. . . . . . . . . . 11
          SECTION 3.1.2. Effect of Sale. . . . . . . . . . . . . . . . . . . . . . 13
          SECTION 3.1.3. Mortgagee's Right to Receiver and Decree of Sale. . . . . 13
          SECTION 3.1.4. Consent to Jurisdiction . . . . . . . . . . . . . . . . . 14
     SECTION 3.2.   Mortgagee Appointed Attorney-in-Fact of Owner. . . . . . . . . 14
     SECTION 3.3.   Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . 15
     SECTION 3.4.   Return to Former Position. . . . . . . . . . . . . . . . . . . 16
     SECTION 3.5.   Application of Proceeds. . . . . . . . . . . . . . . . . . . . 16
     SECTION 3.6.   Performance by Mortgagee . . . . . . . . . . . . . . . . . . . 17


     SECTION 3.7.   Owner's Rights Before Event of Default . . . . . . . . . . . . 18

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     SECTION 4.1.   Endorsement. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     SECTION 4.2.   Agents of Mortgagee. . . . . . . . . . . . . . . . . . . . . . 18
     SECTION 4.3.   General. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          SECTION 4.3.1. Amendments. . . . . . . . . . . . . . . . . . . . . . . . 18
          SECTION 4.3.2. Cross-References. . . . . . . . . . . . . . . . . . . . . 19
          SECTION 4.3.3. Loan Document Pursuant to Credit Agreement. . . . . . . . 19
          SECTION 4.3.4. Survival of Representations and Warranties. . . . . . . . 19
          SECTION 4.3.5. Severability. . . . . . . . . . . . . . . . . . . . . . . 19
          SECTION 4.3.6. Successors and Assigns. . . . . . . . . . . . . . . . . . 19
          SECTION 4.3.7. Effect of Credit Agreement. . . . . . . . . . . . . . . . 19
               SECTION 4.3.8. Addresses for Notices. . . . . . . . . . . . . . . . 19


                               FIRST PREFERRED MORTGAGE

     This FIRST PREFERRED MORTGAGE, made as of October 29, 1999 by GAMBLERS SUPPLY MANAGEMENT COMPANY, a South Dakota corporation having its principal office at 30325 128th Street, Highway 18 West, Marquette, Iowa 52158 (herein called "Owner"), in favor of ISLE OF CAPRI CASINOS, INC., a Delaware corporation having its principal office at 711 Washington Loop, Biloxi, Mississippi 39530 (herein called "Mortgagee"),

                                 W I T N E S S E T H

     WHEREAS, Owner is the sole owner of the whole of the vessel Miss Marquette having Official No. 950558 of approximately 99.96 gross and 67 net tons and with dimensions of approximately 228.4 feet by 55 feet, built in 1989 at Freeport, Florida, by Freeport Ship Builders and Marine Repair, Inc. (herein called "Builder"), which is duly documented in the name of Owner under the laws of the United States at the National Vessel Documentation Center at Falling Waters, West Virginia; and

     WHEREAS, Owner is executing and delivering this First Preferred Mortgage (as the same may from time to time be amended, modified, supplemented or assigned, herein called the "Mortgage") pursuant to a Credit Agreement dated as of October 29, 1999 (herein, together with all amendments, if any, called the "Credit Agreement") by and among Owner (as Borrower) and Mortgagee under which Mortgagee made a loan (the "Loan") to Owner in the principal amount of Sixteen Million Three Hundred Thousand Dollars ($16,300,000); and

     WHEREAS, in consideration of the Loan made to the Owner, the Owner is willing to execute and deliver the Mortgage; and

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure the due and punctual (a) payment of all sums that may now or hereafter be or become secured by or payable under this Mortgage in accordance herewith or with or under the Credit Agreement and other Loan Documents or in accordance therewith (all such sums the "Indebtedness Secured Hereby") and (b) performance and observance of and compliance with the covenants, terms and conditions of this Mortgage and the other Loan Documents, Owner for itself, its successors and assigns does by these presents:

          1. GRANT, CONVEY, MORTGAGE, PLEDGE AND CONFIRM UNTO MORTGAGEE, its successors and assigns, the whole of the said vessel Miss Marquette including, without being limited to, all of the boilers, engines, machinery, masts, spars, rigging, boats, pumps, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment and other appurtenances appertaining or belonging thereto, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to such vessel, including any of the foregoing, or any part thereof
     (such vessel, including all of the foregoing, herein called the "Vessel");

          TO HAVE AND TO HOLD the same unto and for the proper use and benefit of Mortgagee, its successors and assigns, forever, upon the terms herein set forth;

          PROVIDED, HOWEVER, and these presents are upon the condition that, if Owner or its successors or assigns shall duly and punctually (a) pay finally and in full to Mortgagee (i) the Indebtedness Secured Hereby as and when the same becomes due and payable according to the terms hereof and of the Credit Agreement and other Loan Documents, and (b) perform, observe and comply with the covenants, terms and conditions, express or implied, of this Mortgage, the Credit Agreement and other Loan Documents, then this Mortgage and the rights hereunder shall cease, terminate and be void, but otherwise shall remain in full force and effect; and

          2. FURTHER COVENANT, DECLARE AND AGREE with Mortgagee and its successors and assigns that the Vessel is to be held subject to the further covenants, terms and conditions hereinafter set forth.

Anything else in this Mortgage notwithstanding, the mortgage by the Owner hereunder of the Vessel owned by the Owner shall secure the Indebtedness Secured Hereby only for the maximum amount that can be incurred without rendering this Mortgage, as it relates to the Owner, void or voidable under applicable law relating to fraudulent obligations, fraudulent conveyance or fraudulent transfer, and not any greater amount.


                                      ARTICLE I

                                     DEFINITIONS

     SECTION 1.1. DEFINITIONS. Terms for which meanings are provided in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Mortgage with such meanings.

                                      ARTICLE II

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF OWNER

     Owner represents, warrants and covenants unto Mortgagee as follows:

     SECTION 2.1. PAYMENT OF INDEBTEDNESS AND PERFORMANCE BY OWNER. Owner will

          (a) duly and punctually pay the Indebtedness Secured Hereby as and when the same becomes due and payable according to the terms hereof and of the Credit Agreement and other Loan Documents, and

          (b) duly perform, observe and comply with the covenants, terms and conditions, express or implied, of this Mortgage, the Credit Agreement and other Loan Documents.

     SECTION 2.2. AUTHORITY OF OWNER. Owner is a corporation duly organized and validly existing under the laws of the State of South Dakota and shall so remain during the life of this Mortgage, and has all requisite power, authority and legal right to own, operate and charter the Vessel, to mortgage the Vessel to Mortgagee pursuant to this Mortgage and to execute and deliver this Mortgage. All corporate and other required action necessary for the execution and delivery by Owner of this Mortgage have been duly and effectively taken, and this Mortgage, the Credit Agreement and other Loan Documents constitute and will continue to constitute the legal, valid and binding obligations of Owner enforceable in accordance with their respective terms.
This Mortgage is given in good faith and with no intent to hinder or defraud any existing or future creditor of the Owner or lienor of the Vessel. The representations and warranties of Owner set forth in and made pursuant to
Article VI of the Credit Agreement are hereby made and repeated as of the date hereof.

     SECTION 2.3. OWNERSHIP AND MORTGAGING OF VESSEL. Owner lawfully owns and is lawfully possessed of the Vessel, free from any Lien whatsoever, except those Liens described in Exhibit I and except the Lien of this Mortgage, and it will warrant and defend the title and such possession thereto and to every part thereof for the benefit of Mortgagee and its successors and assigns against the claims and demands of all persons whomsoever. The Vessel is duly documented in the name of Owner under the laws and flag of the United States at the Port of St. Louis, and Owner will at its own expense cause the Vessel to remain so documented. Owner will cause this Mortgage immediately to be duly filed and recorded in accordance with Chapter 313 of Title 46, United States Code (said Chapter 313, as the same may from time to time be amended hereafter, or any reenactment or recodification thereof, "Chapter 313"), and will comply with and satisfy all of the other provisions of Chapter 313 and all other provisions and requirements of law from time to time in force so as to establish and maintain this Mortgage as a first preferred ship mortgage lien under Chapter 313 and such laws upon the Vessel and upon all additions, improvements and replacements hereafter made on or to the Vessel or any part thereof.

     SECTION 2.4. COMPLIANCE WITH LAW; CITIZENSHIP. Owner will not cause or permit the Vessel to:

          (a)  be operated in any manner contrary to applicable law;

          (b) engage in any unlawful trade or any trade other than the Great Lakes trade or coastwise trade; or

          (c) violate any law or carry any cargo that would expose the Vessel to penalties, forfeiture or capture.

     Owner will not do, or suffer or permit to be done, anything which could or might injuriously affect the documentation of the Vessel under the laws and regulations of the United States. Owner is and will at all times remain during the life of this Mortgage a citizen of the United States within the meaning of
Section 2 of the Shipping Act of 1916, as amended (46 United States Code Section
802), and of all rules and regulations promulgated thereunder, qualified to engage in, and entitled to own and operate vessels engaged in, the Great Lakes and coastwise trade.

     SECTION 2.5. NO POWER TO CREATE OR PERMIT LIENS. Neither Owner, any charterer, the master of the Vessel nor any other Person has or shall have any right, power or authority to create, incur or permit to be placed or imposed upon the Vessel any Liens whatsoever, other than the Lien of this Mortgage and Liens for crew's wages and salvage without the consent of Mortgagee. Owner will not permit to be continued any Lien whatsoever upon the Vessel (other than this Mortgage) for a period in excess of thirty (30) days after the claim giving rise to such lien or encumbrance shall become due and payable and, within fourteen
(14) days after being requested to do so by the Mortgagee, Owner will pay or cause to be discharged all claims, or will cause the Vessel to be released or discharged from any Lien.

     SECTION 2.6. NOTICE OF MORTGAGE. A properly certified copy of this Mortgage shall be carried on board the Vessel with its papers and shall be exhibited, on demand, to any Person having business with the Vessel which might give rise to a Lien on the Vessel, or to any representative of Mortgagee. A notice, reading as follows, printed in plain type of such size that the paragraph of reading matter shall be at least six inches wide by nine inches high, shall be framed under glass, and kept prominently displayed in the chart room and in the master's cabin of the Vessel:

                                 "NOTICE OF MORTGAGE

          This Vessel, owned by Gamblers Supply Management Company, a South Dakota corporation, is subject to a First Preferred Mortgage dated October 29, 1999, as the same may be amended, modified or supplemented, in favor of Isle of Capri Casinos, Inc., Mortgagee, under authority of Chapter 313 of Title 46, United States Code, and under the terms of said Mortgage neither Owner, any charterer, the Master of this Vessel nor any other person has the right, power or authority to create, incur or permit to exist upon this Vessel any liens or encumbrances whatsoever other than liens for crew's wages or salvage and the lien of said Mortgage."


     SECTION 2.7. RELEASE OF LIENS. If a libel or complaint shall be filed against the Vessel, or if the Vessel shall be otherwise attached, levied upon or taken into custody or detained by any proceeding in any court or tribunal or by any government or other authority whatsoever, Owner shall:

          (a) within five (5) days thereafter cause the Vessel to be released and any Lien thereon, other than this Mortgage, to be discharged; and

          (b) forthwith notify Mortgagee thereof by telex or facsimile transmission confirmed by letter.

     SECTION 2.8.     MAINTAINING THE VESSEL.

     (a) The Vessel is, and Owner will at all times, without cost or expense to Mortgagee, maintain and preserve it, tight, staunch, strong, in good seaworthy condition, working order and repair and fit for its intended service. Owner will keep the Vessel in such condition as would entitle it to the highest classification and rating for vessels of the same age and type in the American Bureau of Shipping, or another classification society of like standing approved by the Mortgagee. The Vessel shall, and Owner covenants that the Vessel shall, at all times comply with all laws, treaties and conventions, and rules and regulations issued thereunder, applicable to the Vessel, its operation and trade, and shall have on board as and when required thereby, valid certificates showing compliance therewith.

     (b) Owner will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or change its rig without the prior written approval of Mortgagee, which shall not be unreasonably withheld or delayed.

     (c) Owner will notify Mortgagee within two (2) business days of any casualty in excess of $500,000 or deemed a Total Loss (as defined in SECTION 2.15.5), average or salvage incurred by, or arrest of, the Vessel and shall thereafter provide to the Mortgagee full information with respect thereto.

     (d) Owner will not, without the prior written consent of Mortgagee, which shall not be unreasonably withheld or delayed, put the Vessel into the possession of any repair yard or dry-dock for the purpose of survey, dry-dock or repairs if the costs of such survey, dry-dock or repairs shall be in an amount exceeding or likely to exceed five hundred thousand dollars ($500,000).

     SECTION 2.9. INSPECTION BY MORTGAGEE. Mortgagee or its authorized representatives may at any reasonable time, on reasonable notice, which shall not interfere with the Owner's business, and at the reasonable expense of Owner:

          (a) inspect the Vessel's cargo, logs and papers and any and all contracts and other documents relating to the Vessel, whether on board or not; and

          (b) inspect or survey the Vessel to ascertain its condition and to satisfy itself that the Vessel is being properly repaired and maintained.

     Owner shall cause to be made all such repairs, without expense to Mortgagee, or its authorized representatives, as such inspection or survey may show to be required, to the satisfaction of the Vessel's classification society, salvage society and/or the United States Coast Guard.

     SECTION 2.10. PAYMENT OF TAXES. Owner will pay and discharge, or cause to be paid and discharged, when due and payable from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed on the Vessel or any income therefrom or upon Owner or any of its property, or upon Mortgagee, as mortgagee of the Vessel hereunder, provided that Owner shall not be required to pay any such tax, assessment or charge which is concurrently contested in good faith by appropriate proceedings and in respect of which adequate reserves are maintained in accordance with generally accepted accounting principles in the United States consistently applied, and provided further that the nonpayment thereof will not subject the Vessel to arrest, detention, attachment, forfeiture or loss. In any event, Owner will pay or cause to be paid all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor.

     SECTION 2.11. NO SALE, MORTGAGE OR CHARTER. Owner will not, without the prior written consent of Mortgagee, in any manner sell, transfer, demise charter, change the management of, or mortgage the Vessel, or agree to do any of the foregoing. Any written consent given for any one of the foregoing transactions shall not be construed to be a waiver of this provision in respect of any subsequent such transaction. Any such transaction with respect to the Vessel shall be subject to the provisions of this Mortgage and the Lien it creates.

     SECTION 2.12. REQUISITION. If title to or ownership of the Vessel shall be requisitioned, purchased or taken by any government of any nation or any department, agency or representative thereof, or any authority acting or purporting to act under color of government ("Requisition of Title") the Lien of this Mortgage shall be deemed to attach to, and to Owner's claim for, any compensation, purchase price, reimbursement or award therefor payable from any source (including any insurance proceeds in respect thereof), and such compensation, purchase price, reimbursement or award is hereby declared payable to Mortgagee, who shall apply the same as provided in SECTION 3.5. Owner shall promptly execute and deliver to Mortgagee such documents and do and perform such acts as in the opinion of Mortgagee may be necessary or useful to facilitate or expedite the collection by Mortgagee of such compensation, purchase price, reimbursement or award.

     SECTION 2.13. FURTHER ASSURANCES. If this Mortgage, or any provisions hereof, shall be deemed invalid in whole or in part for any reason, or if the documents at any time held by Mortgagee shall be deemed by Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage, then from time to time Owner will duly execute and deliver, on its own behalf, any and all such other and further assurances and documents as in the judgment of Mortgagee may be necessary, useful or desirable more effectually to subject the Vessel to the Lien of this Mortgage or to obtain or maintain the full benefits of this Mortgage. Upon the failure of Owner so to do, Mortgagee may execute any and all such other and further assurances and documents for and in the name and stead of Owner.

     SECTION 2.14.    MORTGAGEE'S COSTS.

          (a) Owner shall promptly pay or reimburse to Mortgagee all costs, fees and expenses ("Mortgagee's Costs") suffered, incurred or made by Mortgagee after the occurrence of a Default in exercising, protecting or pursuing its rights or remedies under the Mortgage, the Credit Agreement or other Loan Documents (including, but not limited to, expenses of any sale or taking of the Vessel, reasonable attorneys' fees and court costs) with interest thereon at the rate provided in Section 3.2.1 of the Credit Agreement.

          (b) If Owner shall default in the observance or performance of any of the covenants, conditions or agreements in this Mortgage on its part to be performed or observed, Mortgagee may in its discretion do all acts and make all expenditures necessary to remedy such default, including, but not limited to, the procurement of insurance on the Vessel, making repairs, discharge or purchase of Liens, and payment of taxes, dues, assessments, governmental charges, fines, penalties and attorney's fees, provided that Mortgagee shall be under no obligation to Owner to do such acts or make any such expenditures nor shall the doing or making thereof relieve
     Owner of any default in that respect. All reasonable costs, fees and expenses of such acts and the making of such expenditures shall constitute Mortgagee's Costs and shall promptly be paid or reimbursed to Mortgagee together with interest as provided in CLAUSE (a) above.

          (c) All Mortgagee's Costs and interest thereon shall be debts due from Owner to Mortgagee payable on demand, and shall be secured by the Lien of this Mortgage.

     SECTION 2.15.    INSURANCE.

     SECTION 2.15.1. BASIC REQUIREMENTS. Owner shall, at its own expense, cause insurance on and with respect to the Vessel to be carried, maintained and renewed (at least fifteen (15) full business days prior to the expiration date thereof), in such amounts (with such deductibles or franchises), payable in United States dollars, with such named assureds (including, without limitation, Mortgagee) against such risks (including, without limitation, hull and machinery, protection and indemnity (both clauses), off-shore hire and pollution (including spillage or leakage of cargo), in such form (including, without limitation, the form of loss payable clause) and with such insurance companies, underwriters, funds, clubs or associations, and through such brokers, if any, as shall be acceptable to Mortgagee. For the purposes of insurance against total loss, the Vessel shall at all times be insured for and valued at its full commercial value.

     SECTION 2.15.2. LAPSE OF INSURANCE AND LIABILITY FOR PREMIUM. Owner will cause all insurance companies, underwriters, funds, clubs or associations to agree promptly to advise Mortgagee:

          (a) of any lapse of any insurance or insurance coverage, by expiration, failure to renew or any other act or omission on the part of Owner, of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance or insurance coverage on the Vessel; and

          (b) by telex, facsimile or cable, at least ten (10) full business days prior to the expiration date of any insurance carried pursuant to this
     SECTION 2.15, if such insurance has not been renewed or replaced with new insurance which complies with the provisions of this SECTION 2.15.

     Notwithstanding that Mortgagee may be named under any insurance as an assured, assignee or loss payee thereunder, there shall be, and the relevant policies or entries shall provide that there shall be, no recourse against it, and it shall not be liable, for payment of premiums, calls or assessments.

     SECTION 2.15.3. LOSS PAYABLE CLAUSE. Unless otherwise required by Mortgagee by notice to the relevant company, underwriter, fund, club or association, all insurance shall be payable to Mortgagee for distribution by it to itself and Owner as their interests may appear. Policies or certificates shall provide, however, that:

          (a) payments in respect of any loss under any insurance for protection and indemnity risks may be paid directly to Owner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance, or directly to the Person to whom any liability covered by such insurance has been incurred; and

          (b) payments in respect of any loss (other than a loss covered by CLAUSE (A) or SECTION 2.15.5) under any insurance covering damage to the Vessel may be paid directly for the repair, salvage or other charges, or as reimbursement to Owner if it shall have first paid repair, salvage or other charges, incurred as a result of such damage, provided that (i) if such damage involves a loss in excess of five hundred thousand dollars ($500,000), no payment shall be made to Owner without the insurer first obtaining the written consent of Mortgagee (which consent shall not be unreasonably withheld or delayed), and (ii) no payment shall be made to Owner if there has occurred an Event of Default (as defined in SECTION 3.1.1) or a Default.

     Payments in respect of any loss covered by this SECTION 2.15.3 which:

          (c) are paid to Mortgagee which might have been paid, in accordance with the provisions of this SECTION 2.15.3, directly to Owner or others, shall, provided no Event of Default or Unmatured Event of Default has occurred, be paid by Mortgagee to, or as directed by, Owner; or

          (d) are paid to Owner after Mortgagee gives notice as above provided or after there has occurred an Event of Default or Unmatured Event of Default, shall be deemed received by Owner, and held in trust by Owner, for the benefit of Mortgagee, and shall be promptly paid over to Mortgagee for application in accordance with SECTION 3.5.


     SECTION 2.15.4. COMPLIANCE WITH POLICY AND POLLUTION REQUIREMENTS. Owner shall:

          (a) not do or permit to be done any act, or omit to take any action, which might cause any insurance or insurance coverage on or in respect of the Vessel to be suspended, impaired or cancelled, and shall not permit the Vessel to undertake any voyage, run any risk or transport any cargo which may not be permitted by the insurance in effect; and

          (b) comply with and satisfy all of the provisions of any applicable law, regulation, proclamation or order concerning financial responsibility for liabilities imposed on Owner or the Vessel with respect to pollution by any applicable state or nation or political subdivision thereof, including, without being limited to, the United States Water Pollution Control Act, as at any time amended, or by any applicable international treaty or convention, and will maintain all certificates or other evidence of financial responsibility as may be required by any such applicable law, regulation, proclamation, order, treaty or convention with respect to the Vessel's cargo or the trade in which the Vessel is from time to time engaged.

     SECTION 2.15.5. TOTAL LOSS. All payments for an actual or constructive total loss or a compromised, agreed or arranged constructive total loss of the Vessel ("Total Loss") shall be paid to Mortgagee and shall be applied by Mortgagee as provided in SECTION 3.5. Owner may not declare, or agree with insurers, that the Vessel is a constructive or compromised, agreed or arranged constructive total loss without the prior written consent of Mortgagee, which shall not be unreasonably withheld or delayed.

     SECTION 2.15.6.  BROKER'S REPORT AND POLICIES.  Owner shall:

          (a) furnish Mortgagee concurrently with the execution hereof, and of any supplement hereto adding a vessel to the Lien hereof, and thereafter at intervals of not more than twelve (12) calendar months, a detailed report signed by a firm of independent marine insurance brokers acceptable to Mortgagee regarding the insurance coverage carried on the Vessel including, as to each policy or entry in a club or association, the amount, insurer, reinsurer (or club or association), type of risk covered and expiration date; and

          (b) deliver to Mortgagee all available, or if unavailable, certified copies of, original cover notes, binders, evidences of insurance, policies and certificates of entry in protection and indemnity clubs or associations, and all endorsements and orders amendatory thereof in respect of insurance maintained under this Mortgage.

     SECTION 2.15.7. FURNISHING OF SECURITY ON ARREST, ETC. OF VESSEL. In the event that any claim or Lien is asserted against the Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for Owner to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or Lien, Mortgagee, on request of Owner, may, in the sole discretion of Mortgagee, assign to any Person executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all rights, title and interests of Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

     SECTION 2.15.8. COMPROMISE OF CLAIM. In case any underwriter proposes to pay less on any claim than the amount thereof, the Owner shall forthwith inform the Mortgagee and either (a) prior to the occurrence of a Default, (x) if the claim relates to a loss that is less than or equal to $1,000,000 and does not constitute a Total Loss, Owner shall have the right to negotiate and agree to any compromise and (y) if the claim relates to a loss in excess of $1,000,000 or a Total Loss, Owner shall have the right to negotiate and agree, with the prior written consent of the Mortgagee which consent shall not be unreasonably withheld or delayed, to any compromise, or (b) after the occurrence of a Default, the Mortgagee shall have the sole right to negotiate and agree to any compromise.

     SECTION 2.16. CHARTER PARTIES. The Owner will fully perform any and all charter parties which may, pursuant to the terms hereof, be entered into with respect to the Vessel.


                                     ARTICLE III

                                DEFAULTS AND REMEDIES

     SECTION 3.1.     DEFAULTS AND EFFECTS.

     SECTION 3.1.1. EVENTS OF DEFAULT AND RELATED REMEDIES. If any one or more of the following events (each an "Event of Default"), shall occur:

          (a) an Event of Default as defined in the Credit Agreement shall occur or default shall be made by Owner in the due and punctual performance or observance of SECTION 2.1 (subject to any applicable cure period provided in the Credit Agreement), 2.3, 2.5, 2.8(b), (c) or (d), or of any other provision of ARTICLE II the default of which cannot be cured;

          (b) default shall be made by Owner in the due and punctual performance or observance of any other provision of this Mortgage and such default shall continue for a period of thirty (30) days;

          (c) any representation or warranty made in this Mortgage or in any certificate of Owner furnished in connection herewith shall prove at any time to have been incorrect in any material respect at the time of execution hereof or shall prove at any time thereafter to be incorrect in any material respect; or

          (d) the Vessel shall become a Total Loss, and Mortgagee shall not have received (i) within sixty (60) days after the date thereof (with respect to an actual total loss) or (ii) within ninety (90) days after the date thereof (with respect to a constructive total loss or a compromised, agreed or arranged constructive total loss) (but in any event not later than two (2) days after the receipt of insurance proceeds therefor), the outstanding principal amount of all amounts otherwise due or owing by Owner to Mortgagee under this Mortgage, the Credit Agreement, other Loan Documents or otherwise to be immediately due and payable, together with accrued interest thereon to the date of payment and payment in full of all other Indebtedness Secured Hereby;

then at any time thereafter Mortgagee may do any one or more of the following:

          (e) declare, by giving written, telex or facsimile notice to Owner, the outstanding principal amount of all amounts otherwise due or owing by Owner to Mortgagee under this Mortgage, the Credit Agreement, other Loan Documents or otherwise to be immediately due and payable, whereupon the same, together with interest thereon and all additional amounts as may be necessary to compensate Mortgagee for Mortgagee's Costs, accrued to the date of declaration, shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Owner, and Owner agrees that upon such declaration Owner will immediately pay the same to Mortgagee, and thereafter such total amount shall bear interest at the rate provided for in Section 3.2.1 of the Credit Agreement;

          (f) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the laws of the United States; and exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the laws of any other jurisdiction;

          (g) bring suit at law, in equity or in admiralty in any court of any nation to foreclose, including foreclosure by seizure, arrest and sale of the Vessel, this Mortgage, or to recover judgment for any or all amounts due to Mortgagee from Owner, and collect the same out of any and all property of Owner whether covered by this Mortgage or otherwise;

          (h) take the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage; and Owner or other person in possession thereof forthwith upon demand of Mortgagee shall surrender possession of the Vessel to Mortgagee, and Mortgagee may hold, lay up, manage, lease, charter, operate or otherwise use the Vessel, for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any Person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof, by court proceedings or pursuant to clause (i) below, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel, for a reasonable time, at any dock, pier or other premises of the Owner without charge or to dock the Vessel at any other place at the cost and expense of the Owner;
     and/or

          (i) sell the Vessel upon such terms and conditions as the Mortgagee deems best, without being responsible for loss or damage, free from any claim of or by Owner at law, in equity, in admiralty or by statute, public or private sale, by sealed bids or otherwise; in the case of public sale, notice thereof shall be published for ten (10) consecutive days in a newspaper published in the City of Chicago, State of Illinois, and if the place of sale should not be the City of Chicago, then also by publication of similar notice in a daily newspaper, if any, published at the place of sale; in the case of private sale, no newspaper publication of notice of sale shall be required; in case of either a public or private sale, notice thereof shall be mailed to Owner at its last known address fourteen (14) days prior to the date fixed for entering into the contract of sale; any sale may be held at such place and at such time as Mortgagee by notice may specify, may be adjourned by Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as Mortgagee may deem to be for its best advantage.

     SECTION 3.1.2. EFFECT OF SALE. Any sale of the Vessel made under this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of Owner therein and thereto, and shall forever bar Owner, its successors or assigns, and all Persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. At any such sale, Mortgagee or any other Person to whom other amounts secured by this Mortgage are otherwise due and owing may bid for and purchase the Vessel and may make payment on account thereof by applying all amounts remaining due and unpaid under the Credit Agreement and such other amounts otherwise due or owing to it as a credit against the net purchase price of the Vessel (after allowing for the costs and expenses of sale and other charges).

     SECTION 3.1.3. MORTGAGEE'S RIGHT TO RECEIVER AND DECREE OF SALE. Owner covenants and agrees that in addition to any and all other rights, powers and remedies elsewhere in this Mortgage granted to and conferred upon Mortgagee, Mortgagee in any suit to enforce any of its rights, powers or remedies shall be entitled as a matter of right and not as a matter of discretion to:

          (a) the appointment of a receiver or receivers of Owner's interest in the Vessel and Owner's interest in the hire, earnings, issues, revenues, freights, incomes and profits due or to become due and arising from the operation thereof; and

          (b) a decree ordering and directing the sale and disposal of the Vessel.

     SECTION 3.1.4. CONSENT TO JURISDICTION. Owner hereby expressly and irrevocably consents to the jurisdiction of any court in any nation whatsoever wherein the Vessel may at any time be located for the foreclosure of this Mortgage, the sale of Owner's interest in the Vessel or the enforcement of any other remedy or right hereunder, and hereby expressly and irrevocably submits the person of Owner and its interest in the Vessel to the jurisdiction of any such court in any nation in any such action or proceeding.

     SECTION 3.2.     MORTGAGEE APPOINTED ATTORNEY-IN-FACT OF OWNER.

          (a) Owner hereby authorizes and empowers Mortgagee and hereby appoints Mortgagee the true and lawful attorney-in-fact of Owner:

               (i) to make all necessary transfers of the Vessel permitted under this Mortgage, and for that purpose Mortgagee may execute all necessary instruments of assignment and transfer, Owner hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof; nevertheless Owner shall, if so requested by Mortgagee, ratify and confirm such sale by executing and delivering to the purchaser of the Vessel such proper bill of sale, conveyance, instrument of transfer and release as may be designated in such request;

               (ii) upon the happening of an Event of Default, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, Owner's interest in all freights, hire, earnings, issues, revenues, income and profits of the Vessel and Owner's interest in all amounts due from insurers under any insurance or insurance coverage thereon as payments of partial losses, actual or constructive, or compromised, agreed or arranged constructive total losses, or as return of premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and Owner's interest in all other sums, due or to become due at or after the time of the happening of any Event of Default, in respect of the Vessel, or in respect of any insurance or insurance coverage thereon from any Person whomsoever, and to make, give, and execute in the name of Owner acquittances, receipts, releases, or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of Owner all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing;

               (iii) if the Vessel shall be arrested or detained by a Marshall or other officer of any court of law, equity or admiralty jurisdiction in any nation or by any government or other authority and shall not be released from arrest or detention within fifteen (15) days from the date of arrest or detention, to apply for and receive possession of and to take possession of the Vessel with all the rights and powers that Owner, or its successors or assigns, might have, possess or exercise in any such event;

               (iv) to appear in the name of Owner, its successors or assigns, in any court of any nation where a suit is pending against the Vessel because of or on account of any alleged lien against the Vessel from which the Vessel has not been released and to take such proceedings as to it may seem proper towards the defense of such suit and the purchase or discharge of such lien; and

               (v) to execute and deliver further assurances and documents in the name and stead of Owner as provided in SECTION 2.13.

          (b) Any and all reasonable costs or expenditures made, suffered or incurred by Mortgagee after the occurrence of a Default pursuant to the exercise by Mortgagee of any of the powers or remedies set forth in the immediately preceding CLAUSE (a) shall be a debt due from Owner to Mortgagee payable on demand, and shall be secured by the Lien of the Mortgage.

          (c) All authorizations, powers and powers of attorney granted under this Mortgage shall empower Mortgagee to act in the name and stead of Owner, its successors and assigns, shall be irrevocable and may be exercised not only by Mortgagee and its successors and assigns but also by an appointee or appointees, with full power of substitution, to the same extent as if the said appointee or appointees had been named as one of the attorneys by express designation.

          (d) Upon exercising any of the powers or powers of attorney authorized under this Section 3.2 (other than CLAUSE (ii) hereof), the Mortgagee shall promptly notify Owner of such exercise, PROVIDED, HOWEVER, that any delay or failure to provide such notice shall not impair the right of the Mortgagee to exercise such power or power of attorney nor the effectiveness of such exercise.

     SECTION 3.3. REMEDIES CUMULATIVE. Each and every power and remedy herein granted to Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy, whether specifically herein given or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient by Mortgagee and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No notice to or demand on Owner in any instance shall entitle Owner to any other or further notice or demand in similar or other circumstances. No delay or omission by Mortgagee in the exercise of any right or power or in the pursuance of any remedy occurring upon an Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Owner or to be an acquiescence therein, nor shall the acceptance by Mortgagee of any security or of any payment of or on account of any past Event of Default or any advances after any past Event of Default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

     SECTION 3.4.     RETURN TO FORMER POSITION.

          (a) If, at any time after an Event of Default and prior to the actual sale of the Vessel by Mortgagee or prior to any foreclosure proceedings, Owner offers completely to cure all Events of Default and to pay all expenses, advances and damages to Mortgagee as a consequence of and subsequent to such Event of Default (including all Mortgagee's Costs) with interest thereon from and including the date of such Event of Default up to the date of actual payment at the rate provided in Section 3.2.1 of the Credit Agreement, then Mortgagee shall accept such offer and payment and restore Owner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

          (b) If Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Mortgagee, then and in every such case Owner and Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of Mortgagee shall continue as if no such proceedings had been taken.

     SECTION 3.5. APPLICATION OF PROCEEDS. The proceeds of the sale of the Vessel, the proceeds of any insurance received by Mortgagee hereunder (unless otherwise specifically set forth herein), any moneys received by Mortgagee hereunder as a result of Requisition of Title of the Vessel, the proceeds of any judgment collected by Mortgagee for any default hereunder, and the net earnings from any management, lease, charter, operation or other use of the Vessel by Mortgagee under any of the powers above specified, including the proceeds of any claims for damages in respect of the Vessel and of any proceeds of insurance received by Mortgagee in respect of the Vessel while exercising any such powers, and any and all other moneys received by Mortgagee pursuant to or under the terms of this Mortgage the application of which has not elsewhere herein been specifically provided for, shall be applied by Mortgagee as follows:

          FIRST: To the payment of all Mortgagee's Costs, including but not limited to the expenses of any sale or any taking of the Vessel, reasonable attorneys' fees and court costs, together with interest as provided herein, and to provide adequate indemnity to Mortgagee against Liens claiming priority over or equality with the Liens created under this Mortgage;

          SECOND: To the payment of accrued interest on, and then principal of, any amounts owing under the Credit Agreement, whether due or not, and if such principal cannot be paid in full then to the payment of principal then due and thereafter to the prepayment of the remaining installments of principal of any amounts owing under the Credit Agreement, such prepayment to be applied to reduce pro-rata the remaining principal installments unless an Event of Default or Unmatured Event of Default shall have occurred and be continuing, in which event such prepayment shall be applied to the remaining principal installments in inverse order of maturities;

          THIRD: To the payment of the remaining Indebtedness Secured Hereby and all other sums payable by Owner to Mortgagee hereunder whether then due or not, together with interest thereon as provided herein or in the Credit Agreement, and of all damages, liquidated or otherwise; and

          FOURTH: To the payment of any surplus thereafter remaining to Owner or to whomsoever may be entitled thereto.

In the event that such proceeds, net earnings or other monies are insufficient to pay the amounts specified in paragraphs "FIRST", "SECOND", and "THIRD" above, Mortgagee shall be entitled to collect the balance from Owner or from any other Person liable therefor.

     SECTION 3.6. PERFORMANCE BY MORTGAGEE. If Owner shall default in the observance or performance of any of the conditions or agreements of this Mortgage on its part to be performed or observed, Mortgagee may in its discretion do all acts and make all reasonable expenditures reasonably necessary to remedy such default, including, without limitation of the foregoing, procurement of insurance on the Vessel, making of repairs, discharge or purchase of Liens and payment of taxes, dues, assessments, governmental charges, fines, penalties and attorneys' fees, and Owner shall promptly reimburse Mortgagee for any and all expenditures so made or incurred, with interest thereon on a daily basis for the period from and including the date of such Event of Default up to the date of actual payment at the default rate specified in Section 3.2.1 of the Credit Agreement, and until Owner has so reimbursed Mortgagee for such expenditures, the amount thereof shall be a debt due from Owner to Mortgagee, payable on demand, and payment thereof shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein, but Mortgagee, though entitled so to do, shall be under no obligation to Owner to make any such expenditures nor shall the making thereof relieve Owner of any default in that respect. Owner shall also reimburse Mortgagee promptly with interest at the rate provided above for any and all advances reasonably made or incurred by Mortgagee at any time in taking the Vessel or otherwise protecting its rights hereunder, and for any and all losses sustained by Mortgagee from or by reason of any action or inaction taken by Owner hereunder.

     SECTION 3.7. OWNER'S RIGHTS BEFORE EVENT OF DEFAULT. Until an Event of Default shall occur, Owner shall:

          (a) be suffered and permitted to retain actual possession and use of the Vessel; and

          (b) have the right, from time to time, in its discretion and without application to Mortgagee and without obtaining a release thereof by Mortgagee, to dispose of, free from the Lien hereof, its interest in any boilers, engines, machinery, masts, spars, rigging, boats, pumps, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment, or appurtenances appertaining or belonging to the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, provided that Owner shall first or simultaneously replace the same by such new items of substantially equal value, which shall forthwith become subject to the Lien of this Mortgage as a first preferred mortgage thereon.

                                      ARTICLE IV

                                    MISCELLANEOUS

     SECTION 4.1. ENDORSEMENT. For the purpose of recording this Mortgage as required by Chapter 313, (1) the total amount of this Mortgage is Sixteen Million Three Hundred Thousand Dollars ($16,300,000), together with interest, expenses, and fees and performance of Mortgage covenants, (2) the maturity date is the earliest to occur of the following: (i) the Isle Merger Agreement shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Parent and (a) such termination or cessation shall continue for two Business Days if resulting from the Parent's acceptance of a Superior Proposal (as defined in the Isle Merger Agreement) to be acquired by another Person other than the Lender or (b) such termination or cessation shall continue for 180 days if resulting for any other reason under the Isle Merger Agreement; (ii) the Parent or any Affilidate of the Parent shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (iii) consummation of the Isler Merger and (3) the discharge amount is the same as the total amount.

     SECTION 4.2. AGENTS OF MORTGAGEE. Wherever and whenever herein any right, power or authority is granted or given to Mortgagee, such right, power and authority may be exercised in all cases by Mortgagee or such agent or agents or official or officials as it may appoint or authorize, and the act or acts of such agent or agents or official or officials when taken shall constitute the act of Mortgagee.

     SECTION 4.3.     GENERAL.

     SECTION 4.3.1. AMENDMENTS. This Mortgage may not be amended or supplemented except in writing executed by Owner and Mortgagee.

     SECTION 4.3.2. CROSS-REFERENCES. References in this Mortgage to any Section or Article are, unless otherwise specified, to such Section or Article of this Mortgage.

     SECTION 4.3.3.   LOAN DOCUMENT PURSUANT TO CREDIT AGREEMENT.  This
Mortgage is a Loan Document executed pursuant to the Credit Agreement, and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

     SECTION 4.3.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in any certificate furnished in connection herewith shall be considered representations and warranties by Owner and shall survive the execution and delivery of this Mortgage.

     SECTION 4.3.5.   SEVERABILITY.

          (a) If any terms or provisions of this Mortgage shall be determined to be invalid or unenforceable for any reason by any court of competent jurisdiction, governmental authority, statute or otherwise, such determination shall not adversely affect any other term or provision of this Mortgage which will otherwise remain in full force and effect, and the effect of such determination shall be limited to the jurisdiction in which made.

          (b) If any term or provision of this Mortgage shall be determined to affect adversely the preferred status of this Mortgage for any reason by any court of competent jurisdiction, governmental authority, statute or otherwise, such term or provision shall be void and of no effect and shall cease to be a part of this Mortgage without affecting the remaining provisions, which shall remain in full force and effect.

     SECTION 4.3.6. SUCCESSORS AND ASSIGNS. This Mortgage shall be binding upon the Owner and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and the assigns.

     SECTION 4.3.7. EFFECT OF CREDIT AGREEMENT. In the event of any conflict between the provisions of this Mortgage and any Loan Document, the provisions of the Credit Agreement shall govern, but any such conflict will not invalidate any provisions of this Mortgage other than those which are inconsistent.

     SECTION 4.3.8. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing (including telegraphic or facsimile communication) and, if to the Owner, mailed or telegraphed or faxed or delivered by messenger or overnight courier to it, addressed to it at the address set forth below its signature hereto (with a copy thereof to be sent to Swidler Berlin Shereff Friedman, LLP, 919 Third Avenue, New York, New York 10022 (fax: 212-758-9526), if to the Mortgagee, mailed or faxed or delivered by messenger or overnight courier to it, addressed to it at the address set forth in the preamble hereto, or as to either party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, delivered by messenger or overnight courier or telegraphed, respectively, be effective when deposited in the mails, delivered to the courier service or delivered to the telegraph company, respectively, or when faxed, be effective when confirmation thereof shall have been received (but without regard to delivery of or confirmation of receipt, if any, of the notice copied to Swidler Berlin Shereff Friedman, LLP, 919 Third Avenue, New York, New York 10022 (fax: 212-758-9526), in each case where such notices are addressed as aforesaid.

     SECTION 4.3.9. GOVERNING LAW. This Mortgage shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be fully performed in such State, subject, however, to the applicability of the Uniform Commercial Code of any jurisdiction in which any Goods may be located at any given time. Whenever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mortgage shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mortgage.

     SECTION 4.3.10. IOWA GAMING LICENSES. No interest of the Mortgagee created or arising under this Mortgage shall attach to any gaming license issued by the State of Iowa.

     IN WITNESS WHEREOF, Owner has caused this Mortgage to be executed by its officers hereunto duly authorized the day and year first above written.


                              GAMBLERS SUPPLY MANAGEMENT COMPANY

[CORPORATE SEAL]

                              By    /s/  RORY J. REID
                                ------------------------------------------
                                Name:    Rory J. Reid
                                Title:   Senior Vice President

                              Address:  30325 128th Street
                                        Highway 18 West
                                        Marquette, Iowa 52158

                              Attention: General Manager
                                        ---------------------------------
                              Facsimile: (605) 355-5068
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STATE OF               )
                       )  SS.
COUNTY OF              )



     On this __th day of [___________], before me personally appeared [_______________], to me known, who, being by me duly sworn, did depose and say that he resides at [____________________], [_____________], that he is
[________] of Gamblers Supply Management Company, the corporation described in and which executed the foregoing instrument, and that he signed his name thereto pursuant to authority granted to him by the Board of Directors of said corporation.




______________________________
         Notary Public